                                                                  Exhibit (a)(7)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made solely by the Offer to Purchase dated April 19, 2000 (as defined below), and the related Letter of Transmittal (as defined below) and is not being made to, nor will tenders be accepted from, or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. In any jurisdiction in which the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed made on behalf of Purchaser (as defined below) by Salomon Smith Barney Inc., the Dealer Manager (as defined below), or by one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.



                      Notice of Offer to Purchase for Cash
                     All Outstanding Shares of Common Stock

           (Including the Associated Preferred Share Purchase Rights)

                                       of

                              The North Face, Inc.

                                       at

                              $2.00 Net Per Share

                                       by

                           Sequoia Acquisition, Inc.,
                          a wholly owned subsidiary of

                                 VF Corporation



     Sequoia Acquisition, Inc., a Delaware corporation ("Purchaser") and a wholly owned subsidiary of VF Corporation, Pennsylvania corporation ("Parent"), is offering to purchase all of the outstanding shares of common stock, par value $0.0025 per share, and the associated preferred share purchase rights (the "Shares"), of The North Face, Inc., a Delaware corporation (the "Company"), at a price of $2.00 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase dated April 19, 2000 (the "Offer to Purchase"), and in the related Letter of Transmittal (the "Letter of Transmittal") (which, together with the Offer to Purchase and any amendments or supplements thereto, constitute the "Offer").


  | ----------------------------------------------------------------------- |
  | THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK | | CITY TIME, ON TUESDAY, MAY 16, 2000, UNLESS THE OFFER IS EXTENDED (SUCH | | DATE AND TIME, AS EXTENDED FROM TIME TO TIME, THE "EXPIRATION DATE"). |
  | ----------------------------------------------------------------------- |


     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (A) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A NUMBER OF SHARES WHICH, WHEN TAKEN TOGETHER WITH THE SHARES OWNED BY PARENT OR ITS AFFILIATES, REPRESENT AT LEAST A MAJORITY OF THE THEN ISSUED AND OUTSTANDING SHARES ON A FULLY-DILUTED BASIS (THE "MINIMUM TENDER CONDITION") AND (B) THE EXPIRATION OR TERMINATION OF ANY APPLICABLE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED.

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     The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of April 7, 2000 (the "Merger Agreement"), by and among the Company,
Purchaser and Parent. The Merger Agreement provides that as promptly as practicable after the purchase of Shares pursuant to the Offer and the satisfaction (or waiver, to the extent permissible under the Merger Agreement) of the conditions to the Merger (as defined below), Purchaser shall, in accordance with the General Corporation Law of the State of Delaware ("Delaware Law"), be merged with and into the Company ("the Merger"), whereupon the separate existence of Purchaser shall cease, and the Company shall continue as the surviving corporation. Pursuant to the Merger, each outstanding Share (other than Shares owned by Parent, Purchaser or the Company, or any subsidiary of Parent or the Company or by stockholders of the Company, if any, who are entitled to and properly exercise appraisal rights under Delaware Law) shall be converted into the right to receive the per Share price paid in the Offer in cash, without interest.

     THE BOARD OF DIRECTORS OF THE COMPANY HAS (A) UNANIMOUSLY DETERMINED THAT EACH OF THE MERGER AGREEMENT, THE OFFER AND THE MERGER CONTEMPLATED BY THE MERGER AGREEMENT IS FAIR TO, AND IN THE BEST INTERESTS OF, THE STOCKHOLDERS OF THE COMPANY, (B) DULY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, AND (C) SUBJECT TO THE TERMS AND CONDITIONS OF THE MERGER AGREEMENT, RESOLVED TO RECOMMEND THAT THE STOCKHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER, AND APPROVE AND ADOPT THE MERGER AGREEMENT AND THE MERGER.

     For purposes of the Offer, Purchaser will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not properly withdrawn as if and when Purchaser gives oral or written notice to American Stock Transfer & Trust Company (the "Depositary") of Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from Purchaser and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE FOR SHARES BE PAID, REGARDLESS OF ANY DELAY IN MAKING SUCH PAYMENT. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (A) the certificates evidencing such Shares (the "Share Certificates") or confirmation of book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase), (B) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase) and (C) any other documents required by the Letter of Transmittal. Accordingly, payment may be made to tendering stockholders at different times if delivery of the Shares and other required documents occurs at different times.

     Purchaser expressly reserves the right, in its sole discretion (but subject to the terms and conditions of the Merger Agreement), at any time and from time to time, to extend the period of time during which the Offer is open by giving oral or written notice of such extension to the Depositary. Purchaser expressly reserves the right, in its sole discretion, to extend the Offer on one occasion following the time that all conditions to the consummation of the Offer have been satisfied as of the scheduled Expiration Date of the Offer for a period not to exceed five (5) business days, if the number of Shares tendered is less than 90% of the Shares outstanding on the scheduled Expiration Date (including Shares owned by Parent and its wholly owned subsidiaries). If Purchaser elects to make this one time extension, its obligation to accept for payment all Shares validly tendered and not withdrawn shall be subject only to the Minimum Tender Condition and the conditions set forth in Sections (a), (b) and (g) of Annex A to the Merger Agreement. Any such extension will be followed by a public announcement thereof no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. In addition, Purchaser expressly reserves the right, in its sole discretion, to extend the Offer if all conditions to the consummation of the Offer have been satisfied or waived but the number of Shares tendered is less than 90% of the Shares then issued and outstanding (including Shares owned by Parent and its wholly owned subsidiaries) for an aggregate period not to exceed twenty (20) business days (a "Subsequent Offering Period") and only if Purchaser first accepts for payment all Shares validly tendered prior to such extension. Any such extension will be followed by a public announcement thereof no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.




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     Tenders of Shares made pursuant to the Offer are irrevocable, except that such Shares may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after June 17, 2000. If all conditions to the Offer have been satisfied or waived and Purchaser provides a Subsequent Offering Period, tendering stockholders will no longer have any withdrawal rights and any Shares so tendered will be accepted for payment and paid for, by Purchaser. For a withdrawal to be effective, a written, telegraphic facsimile transmission notice of withdrawal must be timely received by the Depositary at its address set forth on the back cover page of the Offer to Purchase. Any such notice of withdrawal must specify the name, address and taxpayer identification number of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the name of the registered holder (if different from that of the tendering stockholder) and the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in the Offer to Purchase), unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in the Offer to Purchase, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares. Withdrawn Shares may be retendered by following one of the procedures described in the Offer to Purchase at any time prior to the Expiration Date. All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, whose determination will be final and binding.
     The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.
     The Company has provided Purchaser with the Company's stockholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed to record holders of Shares and furnished to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the Company's stockholder lists, or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.
     THE OFFER TO PURCHASE AND LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO
THE OFFER.
     Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager as set forth below. Requests for copies of the Offer to Purchase and the related Letter of Transmittal and other tender offer materials may be directed to the Information Agent or brokers, dealers, commercial banks or trust companies, and copies will be furnished promptly at Purchaser's expense. Purchaser will not pay any fees or commissions to any broker or dealer or any other person (other than the Dealer Manager and the Information Agent) for soliciting tenders of Shares pursuant to the Offer.

                    The Information Agent for the Offer is:

                             D.F. KING & CO., INC.
                                77 Water Street
                            New York, New York 10005
             Banks and Brokerage Firms Please Call: (212) 269-5550
                   All Others Call Toll Free: (888) 460-7637


                      The Dealer Manager for the Offer is:

                              Salomon Smith Barney
                             388 Greenwich Street
                            New York, New York 10013
                         Call Toll Free: (877) 518-9871

April 19, 2000